EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Helix Energy Solutions Group Inc.’s Registration Statement Nos. 333-202528, 333-179937, 333-103451, 333-210114, and 333-214259 on Form S-3 and in Registration Statement Nos. 333-183532, 333-126248, and 333-58817 on Form S-8 of our report dated February 12, 2016, relating to the financial statements of Deepwater Gateway, L.L.C. for the year ended December 31, 2015, appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
February 23, 2018